Exhibit 10.41

November 23, 2012

To:	BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827
Attention: Corey Walsh
Vice President, Treasurer
Telephone: (713) 918-2385
Facsimile: (713) 918-1236

From	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293

Re:	Issuer Forward Repurchase Transaction
(Confirm Number: DP1:3192477)

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“Dealer”) and BMC Software, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). The terms of the Transaction shall be set forth in this Confirmation. This Confirmation shall constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with (i) the election of an executed guarantee of Morgan Stanley dated as of the Trade Date in substantially the form attached hereto as Annex C as a Credit Support Document, (ii) the election of Morgan Stanley as a Credit Support Provider in relation to Party A and (iii) the additional elections set forth in this Confirmation). The Transaction shall be the only Transaction under the Agreement. Notwithstanding the foregoing, (i) no transaction now existing or hereafter entered into between Dealer and Counterparty shall constitute a Specified Transaction for the purpose of the Agreement, and (ii) the Transaction shall not constitute a Transaction (as such term is defined in the ISDA Form) under any other agreement, including any ISDA Master Agreement currently existing or entered into from time to time between Dealer or any of its affiliates and Counterparty.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern. The Transaction is a Share Forward Transaction within the meaning set forth in the Equity Definitions.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 23, 2012

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Ticker Symbol: “BMC”)

Prepayment:	Applicable

Prepayment Amount:	As provided in Annex B to this Confirmation.

Prepayment Date:	The first Exchange Business Day following the Trade Date

Exchange:	Nasdaq Global Select Market

Related Exchange(s):	All Exchanges

Calculation Agent:	Dealer. Upon request by Counterparty, the Calculation Agent shall deliver, within five Exchange Business Days following the date of such request, a written explanation describing in reasonable detail any calculation or adjustment made hereunder by the Calculation Agent, including, where applicable, the methodology and data applied; provided, however, that nothing in this provision shall require the Calculation Agent to disclose any proprietary models or proprietary methodology or violate applicable laws, regulations or policies or contractual obligations in connection with delivery of such explanation.

Valuation Terms:

Averaging Dates:	Each of the consecutive Exchange Business Days commencing on, and including, the Exchange Business Day immediately following the Trade Date and ending on, and including, the Final Averaging Date.

Final Averaging Date:	The Scheduled Final Averaging Date; provided that Dealer shall have the right, in its absolute discretion, at any time and from time to time, to accelerate the Final Averaging Date, in whole or in part, to any date that is on or after the Scheduled Earliest Acceleration Date by written notice to Counterparty no later than 8:00 P.M., New York City time, on the Exchange Business Day immediately following the accelerated Final Averaging Date.

In the case of any acceleration of the Final Averaging Date with respect to less than all of the then-current Prepayment Amount (such portion, the “Accelerated Portion”) (any such Valuation Date for which the Accelerated Portion is less than the full Prepayment Amount, a “Partial Acceleration Date”), the Transaction shall be considered two Transactions with terms identical to those of the original Transaction except that (1) the first such resulting Transaction (the “Accelerated Transaction”) shall have a Prepayment Amount equal to the Accelerated Portion and a number of Initial Shares, rounded to the nearest whole number, equal to the number of Initial Shares immediately preceding the Partial Acceleration Date multiplied by a fraction the numerator of which is the Accelerated Portion and the denominator of which is the Prepayment Amount immediately preceding the Partial Acceleration Date (the “Accelerated Initial Shares”), (2) the second such resulting transaction (the “Remaining Transaction”) shall have a Prepayment Amount equal to the Prepayment Amount immediately preceding the Partial Acceleration Date minus the Accelerated Portion and a number of Initial Shares equal to the Initial Shares immediately preceding the Partial Acceleration Date minus the Accelerated Initial Shares and (3) for the avoidance of doubt, following settlement of the Accelerated Transaction, the Remaining Transaction shall be treated for all purposes as the sole Transaction hereunder.

The Dealer may only elect to declare a Partial Acceleration Date if the related Accelerated Portion is at least USD 150,000,000.

In the case of a Partial Acceleration Date, the Dealer shall specify in its written notice to Counterparty designating a Valuation Date in connection with a Partial Acceleration Date the Accelerated Portion for such Valuation Date.

Scheduled Final Averaging Date:	As provided in Annex B to this Confirmation.

Scheduled Earliest Acceleration Date:	As provided in Annex B to this Confirmation.

Valuation Date:	The Final Averaging Date.

Averaging Date Disruption:	Modified Postponement, provided that notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, take any or all of the following actions: (i) postpone the Scheduled Final Averaging Date in accordance with Modified Postponement (as modified herein) and/or (ii) determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall (x) determine the VWAP Price for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Price” below. Any such adjustment will be made in good faith and in a commercially reasonable manner. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full. Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Market Disruption Events:	Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in clause (ii) thereof, and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in good faith based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Averaging Dates affected by it.

Settlement Terms:

Initial Share Delivery:	On the Initial Share Delivery Date, Dealer shall deliver to Counterparty the Initial Shares.

Initial Share Delivery Date:	The first Exchange Business Day following the Trade Date.

Initial Shares:	As provided in Annex B to this Confirmation, as adjusted as described under “Final Averaging Date” above.

Settlement Date:	The date that falls one Settlement Cycle following the Valuation Date.

Settlement:	On the Settlement Date, Dealer shall deliver to Counterparty the Number of Shares to be Delivered, if a positive number. If the Number of Shares to be Delivered is a negative number, the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (a) the Prepayment Amount divided by (b) (i) the Settlement Price minus (ii) the Discount; provided that the Number of Shares to be Delivered as so determined shall be reduced by the number of Initial Shares.

Settlement Price:	The arithmetic average of the VWAP Prices for all Averaging Dates.

VWAP Price:	For any Averaging Date, the Rule 10b-18 dollar volume weighted average price per Share for such day based on transactions executed during such day, as reported on Bloomberg Page “BMC.Q <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Discount:	As provided in Annex B to this Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount in Section 9.2(a)(iii) of the Equity Definitions shall be deleted.

Other Applicable Provisions:	To the extent either party is obligated to deliver Shares hereunder, the provisions of the last sentence of Section 9.2 and Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Dividends:

Dividend:	Any dividend or distribution on the Shares other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the declaration or payment of Dividends shall not be a Potential Adjustment Event.

It shall constitute an additional Potential Adjustment Event if the Scheduled Final Averaging Date is postponed pursuant to “Averaging Date Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such postponement.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “Announcement Date.” An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	The occurrence of an Announcement Date in respect of a potential Acquisition Transaction (as defined in Section 9 below).

Announcement Date:	The date of the first public announcement in relation to an Acquisition Transaction, or any publicly announced change or amendment to the announcement giving rise to an Announcement Date.

Provisions applicable to Merger
Events and Tender Offers:	The consequences set forth opposite “Consequences of Merger Events” and “Consequences of Tender Offers” above shall apply regardless of whether a particular Merger Event or Tender Offer relates to an Announcement Date for which an adjustment has been made pursuant to Consequences of Announcement Events, without duplication of any such adjustment.

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex B to this Confirmation.

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex B to this Confirmation.

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all Extraordinary Events, Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Account Details:

(a) Account for payments to Counterparty:	To Be Provided By Counterparty.

(b) Account for payments to Dealer:	To Be Provided By Dealer.

4. Offices:

(a) The Office of Counterparty for the Transaction is: Counterparty is not a Multibranch Party

(b) The Office of Dealer for the Transaction is: New York

5. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827

Attention:	Corey Walsh
Vice President, Treasurer
Telephone:	(713) 918-2385
Facsimile:	(713) 918-1236

(b) Address for notices or communications to Dealer:

Morgan Stanley & Co.
1221 Avenue of the Americas, 34th Floor
New York, NY 10020
Attention: Anthony Cicia
Telephone: (212) 762-4828
Facsimile: (212) 507-4338
Email: Anthony.Cicia@morganstanley.com

6. Additional Provisions Relating to Transactions in the Shares.

(a) Counterparty acknowledges and agrees that the Initial Shares delivered on the Initial Share Delivery Date may be sold short to Counterparty. Counterparty further acknowledges and agrees that Dealer may, during (i) the period from the date hereof to the Valuation Date or, if later, the Scheduled Earliest Acceleration Date without regard to any adjustment thereof pursuant to “Special Provisions regarding Transaction Announcements” below, and (ii) the period from and including the first Settlement Valuation Date to and including the last Settlement Valuation Date, if any (together, the “Relevant Period”), purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Counterparty. Such purchases will be conducted independently of Counterparty. The timing of such purchases by Dealer, the number of Shares purchased by Dealer on any day, the price paid per Share pursuant to such purchases and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the absolute discretion of Dealer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Dealer effects any purchases of Shares in connection with the Transaction, (B) during the period beginning on (but excluding) the date of this Confirmation and ending on (and including) the last day of the Relevant Period, neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Dealer or its Affiliates responsible for trading the Shares and identified in writing to Counterparty in connection with the transactions contemplated hereby, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material nonpublic information regarding Counterparty or the Shares.

(b) Counterparty agrees that neither Counterparty nor any of its Affiliates or agents shall take any action that would cause Regulation M to be applicable to any purchases of Shares, or any security for which the Shares are a reference security (as defined in Regulation M), by Counterparty or any of its affiliated purchasers (as defined in Regulation M) during the Relevant Period unless Counterparty has delivered written notice to Dealer of the relevant restricted period (as defined in Regulation M) not later than the Scheduled Trading Day immediately preceding the first day of such restricted period, in which case an Additional Termination Event shall occur with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; Counterparty acknowledges that, in addition, delivery of any such notice may cause a Disrupted Day to occur pursuant to “Regulatory Disruption” above.

(c) Counterparty shall, at least one day prior to the first day of the Relevant Period, notify Dealer of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Counterparty or any of its affiliated purchasers during each of the four calendar weeks preceding the first day of the Relevant Period and during the calendar week in which the first day of the Relevant Period occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(d) During the Relevant Period, Counterparty shall (i) notify Dealer prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended (the “Securities Act”) of any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty (other than any such transaction in which the consideration consists solely of cash and there is no valuation period), (ii) promptly notify Dealer following any such announcement that such announcement has been made, and (iii) promptly deliver to Dealer following the making of any such announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the announcement of such transaction and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the announcement of such transaction. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Counterparty acknowledges that any such public announcement may result in a Regulatory Disruption and may cause the Relevant Period to be suspended. Accordingly, Counterparty acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6(a).

(e) Without the prior written consent of Dealer, Counterparty shall not, and shall use reasonable efforts to cause any “affiliated purchasers” (as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Relevant Period; provided that any purchases or deemed purchases of Shares made by Counterparty or any affiliated purchaser pursuant to any employee stock option plan, employee stock purchase plan, or any similar employee stock program now existing or hereafter entered into shall not be subject to this Section 6(e).

(f) Notwithstanding anything to the contrary in this Confirmation, the Agreement or the Definitions, under no circumstances will any Payment Obligation (as defined in Section 10(a) below) payable in connection with any early termination or cancellation of the Transaction include the effects of any Dividends declared or paid by Counterparty.

7.	Representations, Warranties and Agreements.

(a) In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) As of the Trade Date, and as of any date on which Counterparty gives to Dealer a Notice of Termination Cash Payment under (and as defined in) Section 10(a) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii) The Shares are not subject to a third-party tender offer, and Counterparty is not engaged in a self-tender offer subject to Rule 13e-1 or Rule 13e-4 under the Exchange Act, as applicable.

(iv) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request. Counterparty has publicly disclosed on October 31, 2012 its intention to institute a program for the acquisition of Shares.

(v) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act, and will not engage in any other securities or derivative transaction to such ends.

(vi) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vii) On the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the corporate laws of the jurisdiction of its incorporation.

(viii) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(ix) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b) Each of Dealer and Counterparty agrees and represents that (i) it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended and (ii) the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(c) Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

8. Agreements and Acknowledgements Regarding Hedging.

Counterparty acknowledges and agrees that:

(a) During the Relevant Period, Dealer and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction;

(b) Dealer and its Affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction;

(c) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price; and

(d) Any market activities of Dealer and its Affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.

9. Special Provisions regarding Transaction Announcements.

(a) If a Transaction Announcement occurs on or prior to the Settlement Date or the Cash Settlement Payment Date, as the case may be, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent reasonably determines appropriate (including, for the avoidance of doubt, to the Discount), at such time or at multiple times as the Calculation Agent reasonably determines appropriate, to account for the economic effect on the Transaction of such Transaction Announcement (including adjustments to account for changes in volatility, expected dividends, stock loan rate and liquidity relevant to the Shares or to the Transaction). If a Transaction Announcement occurs after the Trade Date but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be adjusted to be the date of such Transaction Announcement.

(b) “Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding to enter into an Acquisition Transaction, (iii) the announcement of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, or (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction. For the avoidance of doubt, announcements as used in this definition of Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

“Acquisition Transaction” means (i) any Merger Event (and for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and to “50%” by “75%” and as if the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition were deleted) or Tender Offer, or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 20% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

10.	Other Provisions.

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If either party would owe the other party any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), any such Payment Obligation shall be satisfied by delivery of the Share Termination Alternative (as defined below) unless Counterparty, in its sole discretion, elects to satisfy or to require Dealer to satisfy, as the case may be, any such Payment Obligation, in whole or in part, by paying cash by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Termination Cash Payment”); provided that if Dealer would owe Counterparty the Payment Obligation and Counterparty has elected to require that Dealer satisfy such Payment Obligation by paying cash only in part, Dealer shall have the right, in its sole discretion, to elect to satisfy any portion of such Payment Obligation for which Counterparty has not so elected by delivering the Share Termination Alternative, notwithstanding Counterparty’s failure to elect; and provided further that Counterparty shall be deemed to have given to Dealer a Notice of Termination Cash Payment and elected for Dealer to pay cash in respect of any Payment Obligation in the event of (i) an Insolvency, a Nationalization, a Merger Event or a Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Unless Counterparty has given (or is deemed to have given) a Notice of Termination Cash Payment to Dealer in respect of the entire Payment Obligation, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, with respect to the Payment Obligation or such portion of the Payment Obligation for which the Notice of Termination Cash Payment has not been elected or deemed elected (the “Applicable Portion”):

Share Termination Alternative:	Applicable and means, if delivery pursuant to the Share Termination Alternative is owed by Dealer, that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation or the Applicable Portion, as the case may be. If delivery pursuant to the Share Termination Alternative is owed by Counterparty, paragraphs 2 through 5 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement (as defined in Annex A) applied, the Cash Settlement Payment Date were the Early Termination Date, the Forward Cash Settlement Amount were zero (0) minus the Payment Obligation (or the Applicable Portion, as the case may be) owed by Counterparty, and “Shares” as used in Annex A were replaced by “Share Termination Delivery Units.”

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation (or the Applicable Portion, as the case may be) divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to the parties at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(c) [Reserved.]

(d) Staggered Settlement. If Dealer would owe Counterparty any Shares pursuant to the “Settlement Terms” above, Dealer may, by notice to Counterparty on or prior to the Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement Terms” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(e) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(f) Transfer and Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to (i) any of its Affiliates or (ii) any entities sponsored or organized by, or on behalf of or for the benefit of, Dealer, in each case with the consent of Counterparty, such consent not to be unreasonably withheld.

(g) Additional Termination Event. It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if:

(i) at any time during the Relevant Period, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as provided in Annex B to this Confirmation); or

(ii) Counterparty declares or pays any Dividend (as defined above) to holders of record as of any date occurring during the period beginning on, and including, the Trade Date to, and including, the Settlement Date or, if the provisions of Annex A apply, the Cash Settlement Payment Date.

(h) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction”;

(ii) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, stock loan rate or liquidity relative to the relevant Shares)”;

(iii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “economic effect on the relevant Transaction”;

(iv) Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that issuer”;

(v) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vi) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(i) No Netting and Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer (the “Designator”) may designate any of its Affiliates (the “Designee”) to deliver or take delivery, as the case may be, and otherwise perform its obligations to deliver, if any, or take delivery of, as the case may be, any such Shares or other securities in respect of the Transaction, and the Designee may assume such obligations, if any. Such designation shall not relieve the Designator of any of its obligations, if any, hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations, if any, of the Designator hereunder, then the Designator shall be discharged of its obligations, if any, to Counterparty to the extent of such performance.

(l) Termination Currency. The Termination Currency shall be USD.

(m) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(n) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(o) Suitability. Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

Please confirm your agreement to be bound by the terms stated herein by executing the copy of this Confirmation enclosed for that purpose and returning it to us by mail or facsimile transmission to the address for Notices indicated above.

Yours sincerely,

MORGAN STANLEY & CO. LLC

By:	/s/ Serkan Savasoglu
Name:	Serkan Savasoglu
Title:	Managing Director

Confirmed as of the date first above written:

BMC SOFTWARE, INC.

By:	/s/ Stephen B. Solcher
Name:	Stephen B. Solcher
Title:	Senior Vice President, Chief Financial Officer

ANNEX A

COUNTERPARTY SETTLEMENT PROVISIONS

1. The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

Electing Party:	Counterparty

Settlement Method
Election Date:	The date 10 Exchange Business Days prior to the Valuation Date; provided that if Dealer accelerates the Final Averaging Date pursuant to the proviso to the definition of Final Averaging Date, the Settlement Method Election Date shall be the second Exchange Business Day immediately following the Valuation Date.

Default Settlement Method:	Net Share Settlement

Special Settlement:	Either (i) a settlement to which this Annex A applies that follows the occurrence of a Transaction Announcement to which Section 9 of this Confirmation applies or (ii) any settlement to which paragraphs 2 through 5 of this Annex A apply that follows a termination or cancellation of the Transaction pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions to which Section 10(a) of this Confirmation applies.

Forward Cash Settlement
Amount:	The Number of Shares to be Delivered multiplied by the Settlement Valuation Price.

Settlement Valuation Price:	The arithmetic average of the VWAP Prices for all Settlement Valuation Dates, subject to Averaging Date Disruption, determined as if each Settlement Valuation Date were an Averaging Date (with Averaging Date Disruption applying as if the last Settlement Valuation Date were the Final Averaging Date and the Settlement Valuation Price were the Settlement Price).

Settlement Valuation Dates:	A number of Scheduled Trading Days selected by Dealer in its reasonable discretion, beginning on the Scheduled Trading Day immediately following the later of the Settlement Method Election Date and the Final Averaging Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to Dealer the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The date one Settlement Cycle following the last Settlement Valuation Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 5 below.

2. Net Share Settlement shall be made by delivery on the Settlement Date of a number of Shares equal to the product of 100% and the absolute value of the Number of Shares to be Delivered; provided that in the case of a Special Settlement, Net Share Settlement shall be made (i) by delivery on the Cash Settlement Payment Date (such date, the “Net Share Settlement Date”) of a number of Shares (the “Restricted Payment Shares”) with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the realizable market value thereof to Dealer (which value shall take into account an illiquidity discount resulting from the fact that the Restricted Payment Shares will not be registered for resale), as determined by the Calculation Agent (the “Restricted Share Value”), and paragraph 3 of this Annex A shall apply to such Restricted Payment Shares, and (ii) by delivery of the Make-Whole Payment Shares as described in paragraph 4 below.

3. (a) All Restricted Payment Shares and Make-Whole Payment Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

(b) As of or prior to the date of delivery, Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them).

(c) As of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such Shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates, and shall provide for the payment by Counterparty of all reasonable fees and expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, and shall contain representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(d) Counterparty shall not take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Restricted Payment Shares or Make-Whole Payment Shares by Counterparty to Dealer or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to Dealer for resales of Restricted Payment Shares and Make-Whole Payment Shares by the Dealer (or an affiliate of Dealer).

(e) Counterparty expressly agrees and acknowledges that the public disclosure of all material information relating to Counterparty is within Counterparty’s control.

4. If Restricted Payment Shares are delivered in accordance with paragraph 3 above, on the last Settlement Valuation Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Forward Cash Settlement Amount. Following the delivery of Restricted Payment Shares or any Make-Whole Payment Shares, Dealer shall sell all such Restricted Payment Shares or Make-Whole Payment Shares in a commercially reasonable manner. At the end of each Exchange Business Day upon which sales have been made, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds received by Dealer or its affiliate upon the sale of such Restricted Payment Shares or Make-Whole Payment Shares, less a customary and commercially reasonable private placement fee for private placements of common stock by similar issuers and of similar size. If, on any Exchange Business Day, all Restricted Payment Shares and Make-Whole Payment Shares have been sold and the Settlement Balance has not been reduced to zero, Counterparty shall at its sole discretion (i) deliver to Dealer or as directed by Dealer one Settlement Cycle following such Exchange Business Day an additional number of Shares (the “Make-Whole Payment Shares” and, together with the Restricted Payment Shares, the “Payment Shares”) equal to (x) the Settlement Balance as of such Exchange Business Day divided by (y) the Restricted Share Value of the Make-Whole Payment Shares as of such Exchange Business Day or (ii) promptly deliver to Dealer cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until either the Settlement Balance is reduced to zero or the aggregate number of Restricted Payment Shares and Make-Whole Payment Shares equals the Maximum Deliverable Number. If on any Exchange Business Day, Restricted Payment Shares and Make-Whole Payment Shares remain unsold and the Settlement Balance has been reduced to zero, Dealer shall promptly return such unsold Restricted Payment Shares or Make-Whole Payment Shares.

5. Notwithstanding the foregoing, in no event shall Counterparty be required to deliver more than the Maximum Deliverable Number of Shares hereunder. “Maximum Deliverable Number” means the number of Shares set forth as such in Annex B to this Confirmation. Counterparty represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day from the date hereof to the Settlement Date or, if Counterparty has elected to deliver any Payment Shares hereunder in connection with a Special Settlement, to the date on which resale of such Payment Shares is completed (the “Final Resale Date”)) that the Maximum Deliverable Number is equal to or less than the number of authorized but unissued Shares of Counterparty that are not reserved for future issuance in connection with transactions in such Shares (other than the transactions under this Confirmation) on the date of the determination of the Maximum Deliverable Number (such Shares, the “Available Shares”). In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable because the Maximum Deliverable Number is not equal to or less than the Available Shares (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver, from time to time and only as the shares become available until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent that, (i) Shares are repurchased, acquired or otherwise received by Counterparty or any of its subsidiaries after the date hereof (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Counterparty additionally authorizes any unissued Shares that are not reserved for other transactions. Counterparty shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

ANNEX B

Prepayment Amount:	USD 750,000,000

Scheduled Final Averaging Date:	June 28, 2013 (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Scheduled Earliest Acceleration
Date:	[ ] (or if such date is not an Exchange Business Day, the next following Exchange Business Day).

Initial Shares:	13,062,951 Shares

Discount:	USD [ ]

Maximum Stock Loan Rate:	100 basis points per annum

Initial Stock Loan Rate:	25 basis points per annum

Threshold Price:	USD 15.00

Maximum Deliverable Number:	25,000,000 Shares

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ANNEX C

1585 BROADWAY NEW YORK, NY 10036-8293

November 23, 2012

To:

BMC SOFTWARE INC.

2101 CITYWEST BLVD SUITE 2015A

HOUSTON, TX 77042-2827

Ladies and Gentlemen:

In consideration of BMC SOFTWARE INC. (hereinafter “Counterparty”) having entered into or entering into that certain trade dated as of November 23, 2012, Confirm Number DP1:3192477 with Morgan Stanley & Co. LLC (hereinafter “Obligor”) (such confirmation exchanged between the parties hereinafter the “Confirmation”), Morgan Stanley, a Delaware corporation (hereinafter “Guarantor”), hereby irrevocably and unconditionally guarantees to Counterparty, with effect from the date of the Confirmation, the due and punctual payment of all amounts payable by Obligor under the Confirmation when the same shall become due and payable, whether on scheduled payment dates, upon demand, upon declaration of termination or otherwise, in accordance with, and subject to, the terms of the Confirmation and giving effect to any applicable grace period. Upon failure of Obligor punctually to pay any such amounts, and upon written demand by Counterparty to Guarantor at its address set forth in the signature block of this guarantee (the “Guarantee”) (or to such other address as Guarantor may specify in writing), Guarantor agrees to pay or cause to be paid such amounts; provided that delay by Counterparty in giving such demand shall in no event affect Guarantor’s obligations under this Guarantee. This Guarantee is of payment and not of collection.

Guarantor hereby agrees that its obligations hereunder shall be continuing and unconditional and will not be discharged except by complete payment of the amounts payable under the Confirmation, irrespective of (1) any claim as to the Confirmation’s validity, regularity or enforceability or the lack of authority of Obligor to execute or deliver the Confirmation; or (2) any change in or amendment to the Confirmation; or (3) any waiver or consent by Counterparty with respect to any provisions thereof; or (4) the absence or existence of any action to enforce the Confirmation, or the recovery of any judgment against Obligor or of any action to enforce a judgment against Obligor under the Confirmation; or (5) the dissolution, winding up, liquidation or insolvency of Obligor, including any discharge of obligations therefrom; or (6) any similar circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.

Guarantor hereby waives diligence, presentment, demand on Obligor for payment or otherwise (except as provided hereinabove), filing of claims, requirement of a prior proceeding against Obligor and protest or notice, except as provided for in the Confirmation with respect to amounts payable by Obligor. If at any time payment under the Confirmation is rescinded or must be otherwise restored or returned by Counterparty upon the insolvency, bankruptcy or reorganization of Obligor or Guarantor or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Counterparty.

Guarantor represents to Counterparty, as of the date hereof, that:

1. it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed;

2. its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

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3. all consents, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

4. this Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ right or by general equity principles.

Each of the provisions contained in this Guarantee shall be severable and distinct from one another and if one or more of such provisions are now or hereafter becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected, prejudiced or impaired thereby.

By accepting this Guarantee and executing the Confirmation, Counterparty agrees that Guarantor shall be subrogated to all rights of Counterparty against Obligor in respect of any amounts paid by Guarantor pursuant to this Guarantee, provided that Guarantor shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent that it has paid all amounts payable by Obligor under the Confirmation.

This Guarantee shall expire on June 28, 2013, however, this guarantee may be terminated upon 15 days prior written notice to that effect actually received by Counterparty. Such expiration or termination shall not, however, affect or reduce Guarantor’s obligation hereunder for any liability of Obligor incurred with respect to transactions entered into by Obligor prior to such expiration.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference of its choice of law doctrine. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Confirmation.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

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MORGAN STANLEY

By:
Name:
Title:	Authorized Signatory
Address:	1585 Broadway
New York, NY 10036
Attn:	Treasurer
Fax No.:	212-762-0337
Phone:	212-761-4000

Signature page to Morgan Stanley Guarantee issued to BMC SOFTWARE INC.

and dated November 23, 2012

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